Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of February 21, 2003, among Integrated Health Technologies, Inc. (formerly known as Chem International, Inc.), a Delaware corporation ("Parent"), NAC-NJ Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), and Nucycle Acquisition Corp., a New Jersey corporation ("Company").

      WHEREAS, the Boards of Directors of Parent, Acquisition Sub and Company have each duly approved and adopted this Agreement and Plan of Merger (this "Agreement"); and

      WHEREAS, the Company and Acquisition Sub have deemed it advisable and fair to, and in the best interests of, the common stockholders of each of the Company and Acquisition Sub, and resolved to recommend approval to the common stockholders of each of the Company and Acquisition Sub, the merger of Acquisition Sub with and into Company in accordance with this Agreement and the New Jersey Business Corporation Act (the "NJBCA").

      NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 THE MERGER. At the Effective Date (as defined below) Acquisition Sub shall be merged with and into Company (the "Merger") and the separate existence of Acquisition Sub shall thereupon cease. After the Effective Date, the Company shall be, and is sometimes herein referred to as, the "Surviving Corporation." Acquisition Sub and Company are sometimes referred to as the "Constituent Corporations."

      1.2 THE EFFECTIVE DATE OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties shall execute, deliver and file a Certificate of Merger, to which this Agreement is an Exhibit, with the Treasurer of the State of New Jersey. The Merger shall become effective upon the filing of the Certificate of Merger with the Treasurer of the State of New Jersey (the "Effective Date").

      1.3 EFFECT OF MERGER. At the Effective Date, the separate existence of Acquisition Sub, shall cease and Acquisition Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation. The Surviving Corporation shall possess all of the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent


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Corporations and the Merger shall have such other effects as provided by the
NJBCA.

      1.4 CERTIFICATE AND BY-LAWS OF SURVIVING CORPORATION. Each of the Certificate of Incorporation and the by-laws of the Acquisition Sub shall be the Certificate of Incorporation and by-laws of the Surviving Corporation.

      1.5 TAKING OF NECESSARY ACTION. Prior to the Effective Date, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement and the NJBCA. In case at any time after the Effective Date, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest in the Surviving Corporation full title to all assets, privileges, rights and entitlements (as well as the obligations and duties) of either Constituent Corporations, the officers and directors of such corporations shall take all such lawful and necessary action.

      1.6 OFFICERS AND DIRECTORS. The officers and directors of Acquisition Sub at the Effective Date shall be the officers and directors of the Surviving Corporation, and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

      1.7 MERGER CONSIDERATION; CONVERSION OF SHARES.

            (a) As consideration for the exchange of the Company's common stock for shares of common stock of Parent, as further described in this Section 1.7(a), the holders of the Company's common stock shall receive, in the aggregate, One Hundred Seventy-Five Thousand ($175,000) dollars, payable in shares of common stock of Parent, valued on the basis of the average closing price per share of Parent for the thirty (30) trading days immediately preceding the date of public disclosure of the transactions contemplated herein, as determined by the date of filing by Parent of a Form 8-K with the United States Securities and Exchange Commission (the "Share Consideration"). At the Effective Date, each share of common stock, no par value per share, of the Company's common stock issued and outstanding immediately prior to the Effective Date (other than shares of Company common stock held in the Company's treasury or by any of the Company's subsidiaries) shall, by virtue of the Merger and without any action on the part of any of the parties, be converted into and shall become the right to receive the Share Consideration, in the individual amounts provided on Schedule I attached hereto. In addition to the Share Consideration, the shareholders of record of the Company shall receive, in the aggregate, commencing with the first fiscal quarter following the Effective Date, twenty-five percent (25%) of the after-tax net profits of the Company, computed in accordance with generally accepted accounting principles consistently applied ("GAAP"), until such shareholders shall have received, in the aggregate, Five Million ($5,000,000) dollars (the "Earnout Consideration"), such Earnout Consideration to be paid to the Company's shareholders in accordance with the percentage allocations set forth on Schedule I attached hereto.

            (b) At the Effective Date, each share of the Company's common stock held in the treasury of the Company immediately prior to the Effective Date shall, by virtue of the


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

Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled, retired and cease to exist.

            (c) At the Effective Date, each outstanding share of the common stock, no par value, of Acquisition Sub shall be converted into one share of common stock, no par value, of the Surviving Corporation.

      1.8 EXCHANGE OF CERTIFICATES

            (a) As soon as reasonably practicable after the Effective Date, Parent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Company's common stock (the "Certificate") whose shares were converted into the right to receive the Share Consideration pursuant to Section 1.7:

                  (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to Parent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify); and

                  (ii) instructions for use in effecting the surrender of the
            Certificates in exchange for the Share Consideration. Upon surrender of a Certificate for cancellation to Parent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a stock certificate representing the Share Consideration which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of the Company's common stock which is not registered in the transfer records of the Company, payment of the Share Consideration may be made to the transferee if the Certificate representing such shares is presented to Parent accompanied by all documents required to effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed, at any time after the Effective Date, to represent only the right to receive upon the surrender of such Certificate, the Share Consideration as contemplated by this Section 1.8.

            (b) In the event that any Certificate for shares of the Company's common stock shall have been lost, stolen or destroyed, Parent shall issue in exchange therefore, upon the making of an affidavit of that fact by the holder thereof, such Share Consideration as may be required pursuant to this Agreement; provided, however, that Parent may, in its discretion, require the delivery of a suitable bond or indemnity.

            (c) All Share Consideration delivered upon the surrender or exchange of shares of the Company's common stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company's common stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of common stock which were outstanding


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

immediately prior to the Effective Date. If after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

      1.9 PAYMENT OF EARNOUT CONSIDERATION.

            (a) The Earnout Consideration payable to the Company's shareholders, as provided in Section 1.7(a) above, shall be paid quarterly on or before forty-five (45) days following the end of each fiscal quarter of the Company, commencing with the first fiscal quarter following the Effective Date. Each such quarterly payment of the Earnout Consideration will be for the after-tax net profits of the Company, computed in accordance with U.S. generally accepted accounting principles consistently applied, for the most recently completed fiscal quarter. A stand-alone profit and loss statement for the Company shall be maintained by the Company which will include the results of such business unit even if it is transferred or consolidated with other business units of the Parent or any affiliates.

            (b) On or before forty-five (45) days after the end of each fiscal quarter, Parent shall provide each Shareholder and the Company with a statement showing the computation of (i) the after-tax net profits of the Company for the most recently completed fiscal quarter, and (ii) the quarterly Earnout Consideration payable to the Company's shareholders pursuant to Section 1.9(a). The Shareholders' Agent (as herein defined) shall have the option, which shall not exceed once per calendar year, to engage, at the Company's expense, an independent certified public accounting firm reasonably acceptable to Parent, to examine, in confidence, such books and records as may be necessary to determine, with respect to the most recently completed fiscal year, the correctness of any payment of the Earnout Consideration for the previous fiscal year. Any information contained in any such audit report from the Company's certified public accountant shall be deemed confidential information. If any audit performed under this Section 1.9(b) shall indicate that any payment of the Earnout Consideration was underpaid, Parent shall pay to the Company's shareholders the amount of such underpayment promptly. If any audit performed under this Section 1.9(b) shall indicate that any payment of the Earnout Consideration hereunder was underpaid by more than five percent (5%), Parent shall pay the costs of such audit.

            (c) The Company acknowledges and agrees that Seymour Flug, a Shareholder set forth on Schedule I, and any such successor as shall be designated and approved by a vote of Shareholders holding a majority of the shares of common stock as set forth on Schedule I, shall act as the agent and representative of all of the Shareholders with respect to the transactions contemplated hereby (the "Shareholders' Agent").

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Acquisition Sub that:

      2.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The Company:


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

            (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business in the ordinary course; and (c) is duly qualified and in good standing to do business in all jurisdictions in which the failure to be so qualified and in good standing could be reasonably expected to have a material adverse effect on Company's business, assets, operations, results of operations, liabilities, properties, condition (financial or otherwise), affairs or an effect which could materially impair the ability of Company to perform any obligation under this Agreement or materially impair the consummation of the transaction contemplated hereby.

      2.2 AUTHORITY; NO CONSENTS. The Company has all requisite corporate power and authority to enter into this Agreement and all other agreements and documents executed in connection herewith and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company; and this Agreement and any other documents to which Company is a party have been duly and validly executed and delivered by Company, and this Agreement is the valid and binding obligation of Company, enforceable against Company in accordance with its respective terms subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Neither the execution, delivery and performance of, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any provision hereof will: (a) conflict with; (b) result in any violations of, (c) cause a default under (with or without due notice, lapse of time or both); (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under; or (e) result in the creation of any encumbrance on or against any assets, right or property of Company under any term, condition or provision of: (x) any instrument or agreement to which Company is a party, or, to the knowledge of Company, by which Company, its properties, assets or rights may be bound (except as shall have been waived or with respect to which consent shall have been obtained prior to the Effective
Date); (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality (collectively, the "Governmental Authority") applicable to Company or any of its properties, assets or rights except where the foregoing would not result in a material adverse effect on Company; or (z) Company's Certificate of Incorporation or by-laws, as amended through the date hereof. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by Company of this Agreement, or the consummation of the transactions contemplated hereby.

      2.3 CAPITAL STOCK; SECURITIES. The authorized capital stock of the Company consists of 25,000,000 shares of common stock, no par value. As of the date of this Agreement, 14,375,000 shares of common stock are issued and outstanding. The Company does not have


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

outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, warrants, contracts, calls, puts, rights to subscribe convertible securities or obligations. All outstanding shares of Company common stock are duly authorized, validly issued and outstanding, full, paid and non-assessable and not subject to preemptive rights.

      2.4 NO CAPITAL CHANGES. The Company will not recapitalize through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganize, reclassify or otherwise change its outstanding shares into the same or a different number of shares or other classes, or declare a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock.

      2.5 FINANCIAL STATEMENTS. The financial statements of Company for fiscal year ended December 31, 2001, and for quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 (the "Financial Statements") are complete and correct in all material respects, were prepared in accordance with GAAP, and fairly present the financial position and results of operations of Company as at the dates and periods thereof.

      2.6 ABSENCE OF UNDISCLOSED LIABILITIES. At December 31, 2001 (a) the Company had no liability which was not provided for or disclosed on the Company's Financial Statements for the period ending December 31, 2001; and (b) all liability reserves established by the Company and set forth on the Company's Financial Statements for the period ending December 31, 2001 were adequate, in the good faith judgment of the Company, for all such liabilities as of the date thereof. There were no material loss contingencies (as such term is used in FAS No. 5) which were not adequately provided for on the Company's Financial Statements as required by FAS No. 5.

      2.7 ABSENCE OF CHANGES. Since September 30, 2002, the Company has not experienced any material adverse changes with respect to the Company, and has conducted its business in the ordinary course.

      2.8 TAX MATTERS. The Company has filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local tax returns and tax reports required to be filed by it through the Effective Date with the appropriate governmental agencies in all jurisdictions in which the Company's returns are required to be filed, and all Federal, state and local taxes, assessments or fees required to be paid by the Company have been paid.

      2.9 TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS. The Company owns good and marketable title, free and clear of all encumbrances, to all assets owned by it.

      2.10 INTELLECTUAL PROPERTY. The Company has good title to all patents, copyrights, trademarks, tradenames and service marks and any licensed intellectual property rights (other than commercial or "shrink-wrap" licenses covering software generally available


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

to the public on a retail basis) (collectively, "Intellectual Property Rights") of Company (the "Company Intellectual Property Rights"). The ownership or use of Company Intellectual Property Rights does not infringe on the intellectual property rights of others and Company has not received notice alleging any such infringement, and, to the knowledge of Company, no third party is infringing on the Company Intellectual Property Rights.

      2.11 NO DEFAULTS, ETC. The Company has in all respects performed all the material obligations required to be performed by it to date and is not in material default or alleged to be in material default under: (a) its Certificate of Incorporation or by-laws; or (b) any material agreement, lease, mortgage, indenture, contract, commitment, instrument or obligation to which Company is a party or by which any of its assets or rights are or may be bound or affected, and there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default by it of any of the foregoing. Provided that Company obtain any consents which may be required, no mortgage, indenture, lease, contract, agreement, license, instrument, or order limits in any material way the freedom of any person acquiring control of Company, whether directly or indirectly, or prevents Company from performing this Agreement in accordance with its terms.

      2.12 LITIGATION, OBSERVANCE OF STATUTES, REGULATIONS AND ORDERS. To the Company's knowledge, there are no:

            (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings (collectively, "Actions") pending, or to the knowledge of Company, threatened against Company, or to the knowledge of Company, facts which could give rise to any of the foregoing, whether at law or in equity, or before or by any Governmental Authority;

            (b) outstanding judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against Company or disputes with customers or vendors; or

            (c) violations of or defaults with respect to any order of any arbitrator or Governmental Authority and, there is no basis for there to be declared any such violation or Default.

      2.13 LICENSES, PERMITS, ETC. The Company possesses adequate licenses, clearances, ratings, permits and franchises, and all rights with respect thereto, to conduct its business as now conducted, and without any conflict with the rights of others in any such license, clearance, rating, permit or franchise. The Company has no knowledge of, nor has received notice of termination, revocation or limitation of, or of the pendency or threatened commencement of any proceeding to terminate, revoke or limit any such licenses, clearances, ratings, permits or other approvals by the Governmental Authority or other Person issuing same.

      2.14 BROKERS. Company has not, nor have any of its officers, directors, shareholders or employees, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.


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

      2.15 BOARD APPROVAL. The Board of Directors of Company has: (a) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders; and (b) recommended that the Company's shareholders approve the Merger in accordance with this Agreement and the NJBCA. No other Company approvals are required other than that of the Board of Directors and Shareholders.

      2.16 VOTE REQUIRED. The affirmative vote of at least a majority of the outstanding shares voting of Company common stock approving the Merger, this Agreement, and the transactions contemplated hereby are the only votes of the holders of any class or series of Company's capital stock necessary to approve the Agreement and the transactions contemplated hereby.

      2.17 COMPANY NOT AN INTERESTED SHAREHOLDER. As of the date of this Agreement, neither Company nor, to the best of Company's knowledge, any of its Affiliates is an "Interested Shareholder" of Parent as such term is defined in
Section 14A:10A-3 of the NJBCA.

      2.18 NO RIGHT OF ACTION. The execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby and the completion of the transactions contemplated hereby, shall not cause Parent, the Surviving Corporation, or any of their respective affiliates to be liable for damages to any other person or give such person any equitable right against any of them or Company or any of their respective assets.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

      Parent and Acquisition Sub, jointly and severally, represent and warrant to Company that:

      3.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.

            (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Acquisition Sub is duly organized, validly existing and in good standing under the laws of the State of New Jersey.

            (c) Each of Parent and Acquisition Sub is duly qualified and in good standing in all jurisdictions in which the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on Parent or Acquisition Sub. Parent has delivered to Company true and complete copies of the Certificate of Incorporation and by-laws of each of Parent and Acquisition Sub.

      3.2 AUTHORITY; NO CONSENTS. Each of Parent and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and all other agreements and documents executed in connection herewith and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by


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

Parent and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub; and this Agreement and any other documents to which Parent and Acquisition Sub are a party have been duly and validly executed and delivered by Parent and Acquisition Sub, and this Agreement is the valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its respective terms subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Neither the execution, delivery and performance of, nor the consummation by Parent or Acquisition Sub of the transactions contemplated hereby, nor compliance by Parent or Acquisition Sub with any provision hereof will: (a) conflict with; (b) result in any violations of, (c) cause a default under (with or without due notice, lapse of time or both); (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under; or (e) result in the creation of any encumbrance on or against any assets, right or property of Parent or Acquisition Sub under any term, condition or provision of: (x) any instrument or agreement to which Parent or Acquisition Sub is a party, or, to the knowledge of Parent and Acquisition Sub, by which Parent or Acquisition Sub, its properties, assets or rights may be bound (except as shall have been waived or with respect to which consent shall have been obtained prior to the Effective Date); (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality (collectively, the "Governmental Authority") applicable to Parent or Acquisition Sub or any of its properties, assets or rights except where the foregoing would not result in a material adverse effect on Parent or Acquisition Sub; or (z) the Certificate of Incorporation or by-laws of Parent or Acquisition Sub, as amended through the date hereof. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by Parent or Acquisition Sub of this Agreement, or the consummation of the transactions contemplated hereby.

      3.3 CAPITAL STOCK, SECURITIES. The authorized capital stock of the Parent consists of 25,000,000 shares of common stock, $.002 par value and 1,000,000 shares of preferred stock, $.002 par value. As of January 15, 2003, 6,228,720 shares of Parent common stock are issued and outstanding and no shares of Parent preferred stock are issued and outstanding. Except as otherwise provided in this Agreement or in the Parent SEC Reports (as herein defined) and except for letters of intent that contemplate the issuance of shares of common stock of Parent as consideration in connection with the acquisition of businesses by Parent, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, warrants, contracts, calls, puts, rights to subscribe convertible securities or obligations.

      3.4 SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent has filed all forms, reports and documents required to be filed with


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

the SEC since June 30, 2002 and has made available to the Company (i) all final reports on Form 10K since June 30, 2002, (ii) all proxy statements relating to the Company's meeting of shareholders (whether annual or special) held since June 30, 2002; (iii) all other reports or registration statements filed by Parent with the SEC (other than reports on Form 3, 4 and 5 and Schedule 13G filed on behalf of affiliates of the Company) since June 30, 2002; and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (the items set forth in clauses (i), (ii), (iii) and (iv) being, collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of material facts or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance under which they were made, not misleading. None of Parent's subsidiaries are required to file any forms, reports or other documents with the SEC.

            (b) The consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports were prepared in accordance with GAAP throughout the periods involved (except as may be indicated therein or in the notes thereof, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and each fairly presented in accordance with the applicable requirements of GAAP, the consolidated financial position of the Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal recurring year-end adjustments which were not or are not expected to be material in amount.

      3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as otherwise disclosed in the Parent SEC Reports, there are no liabilities (absolute, accrued, contingent or otherwise) of Parent or any of its subsidiaries that could reasonably be expected to have a material adverse effect on Parent, except liabilities (a) adequately provided for in Parent's balance sheet (including any related notes thereto), for the fiscal year ended June 30, 2002 included in Parent's SEC Report (the "Parent Balance Sheet"); (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the Parent Balance Sheet or on any balance sheet contained in the Parent SEC Reports filed for any subsequent period, (c) incurred since June 30, 2002 in the ordinary course of business and consistent with past practice; or (d) incurred in connection with the Agreement.

      3.6 ABSENCE OF LITIGATION. Except as otherwise disclosed in the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent.

      3.7 ABSENCE OF CHANGES. Since the filing with the SEC of Parent's most recent 10-Q, Parent has conducted its business in the ordinary course and there has not occurred any materially adverse change with respect to Parent.


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

      3.8 TAX MATTERS. The Parent has filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by Parent through the Effective Date with the appropriate governmental agencies in all jurisdictions in which Parent's returns are required to be filed and has paid or will pay all amounts shown thereon to be due, and has paid and shall timely pay all taxes required to have been paid on or before the Effective Date.

      3.9 NO DEFAULTS, ETC. The Parent and Acquisition Sub have in all respects performed all the material obligations required to be performed by it to date and is not in material default or alleged to be in material default under: (a) its Certificate or by-laws; or (b) any material agreement, lease, mortgage, indenture, contract, commitment, instrument or obligation to which Parent and Acquisition Sub is a party or by which any of its assets or rights are or may be bound or affected.

      3.10 BOARD APPROVAL. The Board of Directors of Parent and Acquisition Sub have approved the Agreement to which Parent and Acquisition Sub are a party and the transactions contemplated hereby and thereby. No approval by the stockholders of the Parent and no other Parent approvals are required in connection with the transactions contemplated by this Agreement.

      3.11 PARENT COMMON STOCK. All shares of Parent common stock issued in the Merger pursuant to Article I of this Agreement shall at the Effective Date be duly authorized, validly issued, fully paid and non-assessable.

                                   ARTICLE IV

                        CONDUCT AND TRANSACTIONS PRIOR TO
                      EFFECTIVE TIME, ADDITIONAL AGREEMENTS

      4.1 LEGAL CONDITIONS TO MERGER. Each party shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will take all reasonable action necessary to cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the Merger. Each party shall take all reasonable actions necessary to obtain (and will take all reasonable actions necessary to promptly cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party (or by the other party) in connection with the Merger or the taking of any action contemplated by this Agreement.

      4.2 CONSENTS. Each party shall use its commercially reasonable efforts, and the other party shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Merger and the transactions contemplated hereby and to enable the Surviving Corporation to conduct and operate the business of Company substantially as presently conducted and as proposed to be conducted.

      4.3 PUBLIC ANNOUNCEMENTS. Each of Company and Parent hereto agrees that it shall consult with the other party before issuing any press releases or otherwise making any public statements with respect to the Merger; and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or as may be advised by counsel to be desirable or appropriate, without the prior written consent of the other. Each party further agrees that no party shall unreasonably withhold their written consent to the issuance of a public disclosure referred to in this
Section 4.3.

      4.4 AGREEMENT REGARDING PROCEEDINGS. In the event of any threatened, pending or completed claim, action, suit, investigation or any legal, administrative or other proceeding (a "Proceeding") by any Governmental Authority or other person which questions the validity or legality of the transactions contemplated by this Agreement or seeks to enjoin, restrain or prohibit such transactions, or seeks damages in connection therewith, whether before or after the Effective Date of the Merger, Parent, Acquisition Sub, Company, and the Surviving Corporation agree, to the fullest extent permissible by law, to cooperate in the defense thereof.

                                    ARTICLE V

                CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS

      The obligations of each party to perform this Agreement and to consummate the transactions contemplated hereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by each other party:

      5.1 SHAREHOLDER APPROVAL; AGREEMENT OF MERGER. This Agreement and the Merger shall have been approved and adopted by at least a majority of the outstanding shares voting of common stock of each of the Company and Acquisition Sub, and the Certificate of Merger shall have been executed and delivered by Acquisition Sub and Company and filed with and accepted by the Treasurer of the State of New Jersey.

      5.2 APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

      5.3 LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Federal or state court or other Governmental Authority and remain in effect.

      5.4 LEGISLATION. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.

                                   ARTICLE VI

             CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUB

      The obligations of Parent to perform this Agreement and to consummate the transactions contemplated hereby and of Acquisition Sub to perform this Agreement and to consummate the transactions contemplated hereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Parent and Acquisition Sub:

      6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company set forth in Article II hereof shall in each case be true and correct in all respects as of the Effective Date.

      6.2 PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to or as of the Effective Date.

      6.3 MERGER FILING. The Certificate of Merger shall be duly executed by Company.

      6.4 GOOD STANDING CERTIFICATES. A certificate of the appropriate officials, as of a recent date, of the due organization and good standing to do business and tax standing of Company in New Jersey and in each jurisdiction wherein the conduct of its business or the ownership or operation of assets requires Company to maintain qualification as a foreign corporation.

      6.5 GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which is required for or in connection with the execution and delivery by Company of this Agreement and the Merger and the consummation by Company of the transactions contemplated hereby and thereby shall have been obtained or made.

      6.6 MATERIAL CHANGES. Prior to the Effective Date, there shall be no material adverse change in the Company's condition (financial or otherwise), assets, liabilities or business.

                                   ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

      The obligations of Company to perform this Agreement, and to consummate the transactions contemplated hereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Company:

      7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Acquisition Sub set forth in Article III hereof shall be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of the Effective Date.

      7.2 PERFORMANCE OF OBLIGATIONS OF PARENT AND ACQUISITION SUB. Parent and Acquisition Sub shall have performed in all material respects their respective obligations required to be performed by them under this Agreement prior to or as of the Effective Date.

      7.3 AUTHORIZATION OF MERGER. All action necessary to authorize the execution, delivery and performance of this Agreement by Parent, the execution, delivery and performance of this Agreement by Acquisition Sub, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the board of directors of Parent and Acquisition Sub and by Parent as the sole shareholder of Acquisition Sub, and Company shall have received copies of all such resolutions certified by the respective Secretary of Parent and Acquisition Sub.

      7.4 MERGER FILING. The Certificate of Merger shall be duly executed by Acquisition Sub.

      7.5 GOOD STANDING CERTIFICATES. A certificate of the appropriate officials, as of a recent date, of the due organization and good standing to do business and tax standing of Parent in Delaware and Acquisition Sub in New Jersey and in each jurisdiction wherein the conduct of its business or the ownership or operation of its business requires such Person to maintain qualification as a foreign corporation.

      7.6 GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement and the Merger, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby shall have been obtained or made.

      7.7 MATERIAL CHANGES. Prior to the Effective Date, there shall be no material adverse change in the Parent's condition (financial or otherwise), assets, liabilities or business.

                                  ARTICLE VIII

                 TERMINATION, AMENDMENT, MODIFICATION AND WAIVER

      8.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, notwithstanding the approval by Parent, Acquisition Sub and Company of this Agreement, at any time prior to the Effective Date, by:

            (a) the mutual consent of Parent, Acquisition Sub, and Company.

            (b) Parent, Acquisition Sub, or Company, if the conditions set forth in Article V, VI and VII hereof shall not have been met, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate; or (ii) the other party or parties have materially breached at the time made a representation and warranty, covenant or agreement set forth herein and such breach is not cured (if curable) within 15 days following written notice thereof from the non-breaching party; and

            (c) Parent and Acquisition Sub on the one hand, or Company on the other hand, if such party or parties shall have determined in its or their sole discretion, exercised in good faith, that the Merger contemplated by this Agreement has become impracticable by reason of the institution of any litigation, proceeding, or investigation to restrain or prohibit the consummation of the Merger, so long as such litigation, proceeding or investigation has not been instituted, initiated, commenced, or undertaken without the approval of the party or parties seeking to terminate the Agreement.

            Any termination pursuant to this Section 8.1 shall be effected by written notice from the party or parties so terminating to the other parties hereto.

      8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party hereto, nor its shareholders, directors, officers or affiliates, shall have any liability in connection herewith.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 ENTIRE AGREEMENT. This Agreement (including the Schedules attached hereto) and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto.

      9.2 DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

      9.3 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by telecopier, with confirmation as provided above addressed as follows:

if to Parent or Acquisition Sub, to:

            Integrated Health Technologies, Inc.
            201 Route 22
            Hillside, NJ 07205
            Attention: Seymour Flug, President
            Telephone: (973) 926-0816
            Telecopier: (973) 926-1735

with a copy to:
            St. John & Wayne, L.L.C. Two Penn Plaza East Newark,
            New Jersey 07105 Attention: William P. Oberdorf, Esq.
            Telephone: (973) 491-3358

if to Company, to:

            Nucycle Acquisition Corp.
            225 Long Avenue
            Hillside, NJ 07205
            Attention: President
            Telephone:
            Telecopier:

With a copy to:

            Gallagher, Briody & Butler
            155 Village Boulevard, 2nd Floor
            Princeton, New Jersey  08540
            Attn:  Thomas P. Gallagher, Esq.
            Telephone:  (609) 452-6000
            Telecopier:  (609) 452-0090

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received: (a) in the case of personal delivery or telecopy, on the date of such delivery; (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent; and (c) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

      9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

      9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the NJBCA and with the laws of the State of New Jersey applicable to contracts made and to be performed wholly therein without regard to such state's principles of conflicts of law.

      9.6 BENEFITS OF AGREEMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not confer any rights or benefits on any other persons or entities. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; provided, however, that anything contained herein to the contrary notwithstanding, Acquisition Sub may assign and delegate any or, ill of its rights and obligations hereunder to any other direct or indirect wholly-owned subsidiary of Parent.

      9.7 PRONOUNS. As used herein, all pronouns shall include the masculine, feminine, neither, singular and plural thereof whenever the context and facts require such construction.

      9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of either party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

      9.9 WAIVER, AMENDMENT AND MODIFICATION.

            (a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

            (b) No amendment, supplement or modification of or to any provision in this Agreement, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Any (i) amendment, supplement or modification hereto, (ii) consent hereunder or
(iii) waiver of any provision (collectively, "Modification") of this Agreement or of any of the Notes shall be effective if given pursuant to a written agreement signed by the parties to this Agreement.

      9.10 SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

      9.11 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

      9.12. EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, the Parent shall pay the reasonable fees and expenses of its and the Company's counsel, accountants, other experts and all other expenses incurred by it incident to the negotiation, preparation and execution of this Agreement.


                           [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf as of the day and year first above written.

                                            INTEGRATED HEALTH TECHNOLOGIES, INC.


                                            By:      /s/ Seymour Flug
                                               ---------------------------------
                                            Name: Seymour Flug
                                            Title:  President


                                            NAC-NJ ACQUISITION CORP.


                                            By:      /s/ E. Gerald Kay
                                               ---------------------------------
                                            Name: E. Gerald Kay
                                            Title:  President


                                            NUCYCLE ACQUISITION CORP.


                                            By:      /s/ Seymour Flug
                                               ---------------------------------
                                            Name: Seymour Flug
                                            Title:  President

                                   Schedule I

                             Shareholder Allocations

      Name                        Number of Shares            Shareholder
      ----                        ----------------            -----------
                                   To Be Received        Percentage Allocation
                                   --------------        ---------------------

Frank Assuma                            16,033                4.347%
Robert Canarak                          16,033                4.347
Carl DeSantis                          128,288               34.782
Dr. Burt Ensley                         32,088                8.700
Victor Ferrari                          12,828                3.478
Seymour Flug                            16,033                4.347
E. Gerald Kay                          128,288               34.782
Michael Moers                           12,828                3.478
Intralite International N.V              6,414                1.739
                                       -------              -------
Total                                  368,833                  100%

                          AGREEMENT AND PLAN OF MERGER

                                      DATED

                             AS OF FEBRUARY 21, 2003

                                      AMONG

                      INTEGRATED HEALTH TECHNOLOGIES, INC.,

                            NAC-NJ ACQUISITION CORP.

                                       AND

                            NUCYCLE ACQUISITION CORP.